EXHIBIT 10.3

AMENDMENT #1 TO EMPLOYMENT AGREEMENT

ePlus inc. (the “Company”), a Delaware corporation, and Elaine D. Marion (the “Executive”) (collectively, “the Parties”) have previously entered into an Employment Agreement (the “Agreement”), effective August 1, 2012.  The Parties hereby agree to this Amendment #1 (“Amendment #1”), to be effective July 1, 2013.

1.           Paragraph 5(a) of the Agreement shall be replaced in its entirety with the following:

(a)	Effective July 1, 2013, Executive shall receive a base annual salary of four hundred thousand ($400,000 Dollars), which may be increased from time to time.

2.           Paragraph 20 of the Agreement shall be replaced in its entirety with the following:

20.
CODE SECTION 409A.  It is the intent of this Agreement to either meet an exception from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any rulings and regulations promulgated thereunder (collectively, the “Code”), and any ambiguities herein will be so interpreted and this agreement will be so administered.  References to a termination of employment in Section 7 of this Agreement shall mean the date of a "separation from service" within the meaning of Code Section 409A(a)(2)(A)(i).  If the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s termination of employment, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, the Executive’s "separation from service" and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Executive’s separation from service or, if earlier, the date of Executive’s death.  Any such “nonqualified deferred compensation” shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code.  The Company agrees that it will pay, indemnify and hold the Executive harmless for any additional tax or interest penalty payable amount by the Executive on account of a violation of section 409A.  Any payment by the Company of such amount shall include a “gross-up” payment, which shall be the amount required to cause the net amount retained by the Executive after payment of all taxes, including taxes on the “gross-up” payment, to equal the amount of additional tax and interest penalty payable by the Executive on account of the violation of section 409A.  Such payment shall be made by the Company within thirty (30) days of the date that Executive submits proof of payment of such taxes to the taxing authority and not later than the end of Executive’s taxable year next following the taxable year in which the Executive submits the respective taxes to the taxing authority. The Executive agrees that the Company may amend this agreement, with the consent of the Executive, as the Company determines is necessary or advisable so that payments made pursuant to this agreement will not result in additional taxation of the Executive pursuant to the provisions of section 409A of the code.  The Executive agrees that she will not withhold her consent under this Section 20 if the proposed amendment does not materially adversely affect the Executive’s rights under this agreement.

No other provision of the Agreement is affected by this Amendment #1.

/s/ Elaine D. Marion	/s/ Phillip G. Norton
Elaine D. Marion	Phillip G. Norton
Chief Financial Officer	Chief Executive Officer and President

Date: June 20, 2013	Date: June 20, 2013